                                                 Exhibit 12


                   KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (DOLLAR AMOUNTS IN MILLIONS)

                                                                              Year Ended December 31
                                                ----------------------------------------------------------------------
                                                    1997           1996          1995            1994         1993
----------------------------------------------------------------------------------------------------------------------
Consolidated Companies

  Income before taxes (a) ....................  $   1,187.5     $  2,002.3      $  104.4     $   1,147.9    $   492.4
  Interest expense ...........................        164.8          186.7         245.5           270.5        249.5
  Interest factor in rent expense.............         49.8           45.7          36.1            41.9         42.7
  Amortization of capitalized interest........          9.0            8.6           9.7             9.2          8.1

Equity Affiliates

  Share of 50%-owned:
    Income before income taxes ...............         51.2           49.3          40.6            48.0         35.0
    Interest expense..........................          7.1            9.5          18.5            15.3         13.7
    Interest factor in rent expense...........           .7             .7            .8              .7           .8
    Amortization of capitalized interest......           .6             .7            .7              .6           .6
  Distributed income of less than
    50%-owned ................................         62.5           48.4          25.1            41.4         41.4
                                                -----------     ----------      --------     -----------    ---------

Earnings .....................................  $   1,533.2     $  2,351.9      $  481.4     $   1,575.5    $   884.2
                                                ===========     ==========      ========     ===========    =========


Consolidated Companies

  Interest expense ...........................  $     164.8     $    186.7      $  245.5     $     270.5    $   249.5
  Capitalized interest .......................         17.0           13.9           8.8            20.6         28.4
  Interest factor in rent expense ............         49.8           45.7          36.1            41.9         42.7
Equity Affiliates

  Share of 50%-owned:
    Interest and capitalized interest.........          7.5            9.5          18.9            15.4         13.8
    Interest factor in rent expense ..........           .7             .7            .8              .7           .8
                                                -----------     ----------      --------     -----------    ---------

Fixed charges ................................  $     239.8     $    256.5      $  310.1     $     349.1    $   335.2
                                                ===========     ==========      ========     ===========    =========


      Ratio of earnings to fixed charges(a)            6.39           9.17          1.55            4.51         2.64
                                                ===========     ==========      ========     ===========    =========





Note: The Corporation has provided Midwest Express Airlines, Inc., its former commercial airline subsidiary, with a five-year $20 million secondary revolving credit facility for use in the event Midwest Express does not have amounts available for borrowing under its revolving bank credit facility. No drawings have been made on these facilities. S.D. Warren was sold on December 20, 1994, and is reflected as a discontinued operation in the consolidated income statement. The Corporation is contingently liable as guarantor, or directly liable as the original obligor, for certain debt and lease obligations of S.D. Warren Company. The buyer provided the Corporation with a letter of credit from a major financial institution guaranteeing repayment of these obligations. No losses are expected from these arrangements and they have not been included in the computation of earnings to fixed charges.

(a) The ratio of earnings to fixed charges includes pretax charges of $701.2 million in 1997, $1,440.0 million in 1995 and $378.9 million in 1993 for the 1997 Charge and restructuring and other unusual charges in 1995 and 1993. Excluding these charges, the ratio of earnings to fixed charges was 9.32 in 1997, 6.20 in 1995 and 3.77 in 1993.